Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Record Financial Results For 2006

SNYDER, Texas – February 22, 2007 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced record results for the year ended December 31, 2006. Net income for the year increased by 81 percent to $673 million, or $4.02 per share, from $373 million, or $2.15 per share, for the year ended December 31, 2005. Revenues for the twelve-month period were up by 46 percent to $2.5 billion, compared to $1.7 billion in 2005.

Net income for the quarter ended December 31, 2006 increased by 16 percent to $156 million, or $0.97 per share, from $134 million, or $0.77 per share, for the quarter ended December 31, 2005. Revenues for the quarter were up by 20 percent to $638 million, compared to $531 million for the fourth quarter of 2005.

The Company also announced that during the fourth quarter of 2006 it purchased $83 million of the Company’s common stock, bringing the total 2006 purchases to $450 million.

The Company also declared a quarterly cash dividend on its Common Stock of $0.08 per share, to be paid to holders of record as of March 15, 2007 and will be paid on March 30, 2007.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “Average revenues per operating day were $20,760 in the fourth quarter, compared to $20,810 in the third quarter, and our average margins per operating day totaled $10,810 compared to $11,170 for the quarter ended September 30, 2006.”

He added, “During the fourth quarter of 2006 we had an average of 290 rigs operating, including 278 in the U.S. and 12 in Canada. This compares to a total of 301 rigs operating, including 290 in the U.S. and 11 in Canada, in the third quarter.”

“Our contract drilling results for the fourth quarter reflect the effects of warmer than normal temperatures during the winter months of calendar 2006, which resulted in high levels of natural gas storage in the U.S. and decreases in natural gas prices. Customers of North American land drillers have reacted by postponing projects and reducing their drilling activities over the last several months of 2006 and continuing into the first quarter of 2007.”

“Demand for natural gas has recently increased due to colder winter weather that began in mid-January of 2007. This recent demand has caused the level of natural gas storage to decline significantly -— below last year’s level and closer to the five-year average. We expect the combination of decreased drilling activity, along with the high production decline rates from many existing wells, will reduce the natural gas supply and require increased drilling activity to avoid a shortfall of natural gas. Natural gas prices have also recently improved and may encourage our customers to move forward with postponed projects,” Mr. Talbott added.

Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “We are pleased to report that Patterson-UTI Energy has completed another record year, with significant improvements in our contract drilling, pressure pumping and drilling and completion fluids operations. These record results reflect the commitment and dedication of an extremely talented group of employees throughout our organization.”

“Looking ahead, we continue to believe that there will be a substantial increase in natural gas wells drilled in North America, albeit subject to some fluctuation in activity due to weather variations and other factors which affect supply and demand for natural gas. We remain committed to an operating strategy in our contract drilling operations that has, at its core, quality service and an upgraded rig fleet to meet our customers’ demands for increasingly complex wells. We believe that this strategy and our strong balance sheet will continue to serve our company well in the future,” Mr. Siegel added.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss fourth quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available at www.patenergy.com through March 8, 2007.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 340 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES	$638,382	$531,201	$2,546,586	$1,740,455
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	318,277	263,300	1,243,502	939,365
Depreciation, depletion and impairment	56,125	44,074	196,370	156,393
Selling, general and administrative	15,637	8,953	55,065	39,110
Embezzlement costs, net of recoveries	140	7,850	3,081	20,043
Other operating expenses	5,456	1,658	9,404	4,248

Total Costs and Expenses	395,635	325,835	1,507,422	1,159,159

OPERATING INCOME	242,747	205,366	1,039,164	581,296

OTHER INCOME (EXPENSE)
Interest expense	(1,126)	(337)	(1,602)	(516)
Interest income	346	1,540	5,925	3,551
Other	116	389	347	428

Total Other Income (expense)	(664)	1,592	4,670	3,463

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	242,083	206,958	1,043,834	584,759
INCOME TAX EXPENSE	85,765	72,769	371,267	212,019

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	156,318	134,189	672,567	372,740
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	—	687	—

NET INCOME	$156,318	$134,189	$673,254	$372,740

NET INCOME PER COMMON SHARE
Basic	$0.99	$0.78	$4.08	$2.19

Diluted	$0.97	$0.77	$4.02	$2.15

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	158,347	172,146	165,159	170,426

Diluted	160,760	174,853	167,413	173,767

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Contract Drilling:
Revenues	$553,270	$459,746	$2,169,370	$1,485,684
Direct operating costs (excluding depreciation)	$264,980	$217,706	$1,002,001	$776,313
Selling, general and administrative	$1,975	$1,368	$7,313	$5,069
Operating days	26,657	26,845	108,192	100,591
Average revenue per operating day	$20.76	$17.13	$20.05	$14.77
Average direct operating costs per operating day	$9.94	$8.11	$9.26	$7.72
Average margin per operating day	$10.81	$9.02	$10.79	$7.05
Average rigs operating	290	292	296	276
Capital expenditures	$153,922	$106,581	$531,087	$329,073

Pressure Pumping:
Revenues	$37,871	$26,786	$145,671	$93,144
Direct operating costs (excluding depreciation)	$21,210	$16,308	$77,755	$54,956
Selling, general and administrative	$3,597	$2,572	$13,185	$9,430
Total jobs	2,806	2,647	11,650	9,615
Average revenue per job	$13.50	$10.12	$12.50	$9.69
Average costs per job	$7.56	$6.16	$6.67	$5.72
Average margin per job	$5.94	$3.96	$5.83	$3.97
Capital expenditures	$13,891	$4,910	$41,262	$25,508

Drilling and Completion Fluids:
Revenues	$37,137	$33,199	$192,358	$122,011
Direct operating costs (excluding depreciation)	$29,954	$26,673	$150,372	$98,530
Selling, general and administrative	$2,756	$1,948	$10,521	$8,912
Total jobs	473	465	2,042	1,980
Average revenue per job	$78.51	$71.40	$94.20	$61.62
Average costs per job	$63.33	$57.36	$73.64	$49.76
Average margin per job	$15.19	$14.03	$20.56	$11.86
Capital expenditures	$1,170	$1,003	$4,222	$3,042

Oil and Natural Gas Production and Exploration:
Revenues	$10,104	$11,470	$39,187	$39,616
Direct operating costs (excluding depreciation, depletion and impairment)	$2,133	$2,613	$13,374	$9,566
Selling, general and administrative	$735	$591	$2,785	$2,189
Capital expenditures	$5,499	$4,877	$21,198	$17,163

Corporate and Other:
Selling, general and administrative	$6,574	$2,474	$21,261	$13,510
Other operating expenses	$5,456	$1,658	$9,404	$4,248
Embezzlement costs, net of recoveries	$140	$7,850	$3,081	$20,043
Capital expenditures	$15	$—	$150	$5,308
Total capital expenditures, excluding acquisitions	$174,497	$117,371	$597,919	$380,094

	December 31,	December 31,
	2006	2005

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$13,385	$136,398
Current assets	$652,670	$637,857
Total assets	$2,192,503	$1,795,781
Current liabilities	$317,618	$255,409
Long-term debt, less current maturities	$120,000	$—
Working capital	$335,052	$382,448